Exhibit 99.1

PRESS RELEASE

board approves gcm grosvenor $0.06 per share dividend

payable march 15, 2021 to stockholders of record on march 1, 2021

CHICAGO, January 4, 2021 – The Board of Directors of GCM Grosvenor Inc. (Nasdaq: GCMG) declared a quarterly dividend of $0.06 per share on the outstanding Class A common stock of GCMG. The Board’s declaration is consistent with GCM Grosvenor management’s previously disclosed recommendation included in its public filing on November 19, 2020. The dividend is payable on March 15, 2021 to stockholders of record as of the close of business on March 1, 2021.

“We believe that our high free cash flow generation, which gives us the ability to pay dividends and return capital to shareholders over time, is an attractive feature of our business,” said Michael Sacks, Chairman and Chief Executive Officer of GCM Grosvenor. “We felt it important that our Board embrace this previously communicated recommendation at its first opportunity to do so.”

About GCM Grosvenor

GCM Grosvenor (Nasdaq: GCMG) is a global alternative asset management solutions provider with approximately $59 billion in assets under management across private equity, infrastructure, real estate, credit, and absolute return investment strategies. The firm is in its 50th year of operation and is dedicated to delivering value for clients in the growing alternative investment asset classes.

GCM Grosvenor’s experienced team of approximately 500 professionals serves a global client base of institutional and high net worth investors. The firm is headquartered in Chicago, with offices in New York, Los Angeles, London, Tokyo, Hong Kong, and Seoul. For more information, please visit: www.gcmgrosvenor.com.

# # #

Public Shareholders Contact
Stacie Selinger
sselinger@gcmlp.com
312-506-6583

Media Contact
Tom Johnson and Will Braun
Abernathy MacGregor
tbj@abmac.com / whb@abmac.com
212-371-5999

900 North Michigan Avenue, Suite 1100 | Chicago, Illinois 60611 | T 312.506.6500 | F 312.506.6888 | www.gcmgrosvenor.com

Investment Funds Offered Through GRV Securities LLC